Exhibit 99.6

TRADING & SUPPLIES TERMINALS
Combined Financial Statements
Year Ended December 31, 2016

Table of Contents

Report of Independent Auditors	2

Combined Balance Sheet	3

Combined Income Statement	4

Combined Statement of Changes in Net Parent Investment	5

Combined Statement of Cash Flows	6

Notes to Combined Financial Statements	7-13

Exhibit 99.6

Report of Independent Auditors

To the Management of
Shell Pipeline Company

We have audited the accompanying combined financial statements of Trading & Supply Terminals, which comprise the combined balance sheet as of December 31, 2016, and the related combined statement of operations, changes in net parent investment and cash flows for the year then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Trading & Supply Terminals at December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, TX
November 13, 2017

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
COMBINED BALANCE SHEET

December 31, 2016
(in millions of dollars)
ASSETS
Current assets
Accounts receivable
Related parties, net	$3.9
Third parties, net	1.9
Prepaid expenses	0.1
Total current assets	5.9
Property, plant and equipment, net	116.5
Total assets	$122.4
LIABILITIES and PARTNERS' CAPITAL
Current liabilities
Accounts payable - third parties	$3.1
Accounts payable - related parties	0.1
Accrued liabilities- third parties	5.2
Total current liabilities	8.4
Accrued liabilities, non-current - third parties	6.3
Total liabilities	14.7

Commitments and contingencies (Note 7)

Net parent investment	107.7

Total liabilities and net parent investment	$122.4

The accompanying notes are an integral part of these financial statements.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
COMBINED INCOME STATEMENT

Twelve Months Ended December 31, 2016
(in millions of dollars)
Revenue
Third parties	$17.0
Related parties	34.6
Lease revenue- related parties	13.1
Total revenue	64.7
Costs and expenses
Operations and maintenance - third parties	15.3
Operations and maintenance - related parties	9.8
General and administrative - third parties	1.1
General and administrative - related parties	12.2
Depreciation and amortization	6.3
Property and other taxes	2.3
Loss from disposition of fixed assets	0.1
Other expense	0.1
Total costs and expenses	47.2
Income before income taxes	17.5
Income tax expense	0.1
Net Income	$17.4

The accompanying notes are an integral part of these financial statements.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
COMBINED STATEMENT OF CHANGES IN NET PARENT INVESTMENT

Year ended December 31, 2016
(in millions of dollars)
Net parent investment
Balance at December 31, 2015	$104.3
Net income	17.4
Net distributions to parent	(14.0)
Balance at December 31, 2016	$107.7

The accompanying notes are an integral part of these financial statements.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
COMBINED STATEMENT OF CASH FLOWS

December 31, 2016
(in millions of dollars)
Cash flows from operating activities
Net income	$17.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6.3
Loss from dispositions of fixed assets	0.1
Changes in operating assets and liabilities
Accounts receivable - related parties	0.1
Accounts payable - third parties	0.9
Accrued liabilities - current	(0.7)
Accrued liabilities - non-current	(0.4)
Net cash provided by operating activities	23.7
Cash flows from investing activities
Capital expenditures	(9.7)
Net cash used in investing activities	(9.7)
Cash flows from financing activities
Net distributions to Parent	(14.0)
Net cash used in financing activities	(14.0)
Net increase in cash and cash equivalents	—
Cash and cash equivalents at beginning of the period	—
Cash and cash equivalents at end of the period	$—
Supplemental Cash Flow Information
Non-cash investing and financing transactions
Change in accrued capital expenditures	$(1.4)

The accompanying notes are an integral part of these financial statements.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Business and Basis of Presentation
Description of Business
Our business consists of the operations of five distribution terminals located in Anacortes, WA; Seattle, WA; and Portland, OR Colex, TX and Des Plaines, IL. We are owned by a subsidiary of Shell Oil Company. References to the “carve-out operations”, “we”, “our”, “us”, and similar expressions refer to Trading & Supply Terminals (“T&S”), and the term “Parent” refers collectively to Royal Dutch Shell plc (“RDS”), Shell Oil Company, and its subsidiaries.
We are engaged in the storage and distribution of oil products. Our revenues are primarily dependent upon the level of utilization of our terminal system to store petroleum products. The title to the petroleum products remains with the counterparty during storage and title does not transfer to us. Therefore, the counterparty bears the commodity price risk related to the petroleum products stored.
Shell Midstream Partners LP (the “Partnership”) intends to acquire the carve-out operations from our Parent in December 2017 (“Acquisition”).
Basis of Presentation
These combined financial statements were prepared in connection with the Acquisition, and were derived from the financial statements and accounting records of our Parent. These statements reflect the historical results of operations, financial position and cash flows of the carve-out operations as if such business had been a separate entity for the period presented. All intercompany transactions and accounts between us and our Parent have been reflected as net parent investment in the accompanying balance sheet.
The accompanying statement of operations also includes expense allocations for certain functions historically performed by our Parent, including allocations of general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, insurance, and share-based compensation. The portion of expenses specifically identifiable to the carve-out operations is directly expensed to us, with the remainder allocated on the basis of fixed assets, headcount, or labor. Our management believes the assumptions underlying the accompanying combined financial statements, including the assumptions regarding allocation of expenses from the Parent, are reasonable. Nevertheless, the accompanying combined financial statements may not include all of the expenses that would have been incurred had we been a stand-alone company during the period presented and may not reflect our results of operations, financial position and cash flows had we been a stand-alone company during the period presented. All employees performing services on behalf of our operations are employees of Shell Pipeline Company, a subsidiary of our Parent. See details of related party transactions at Note 5 - Related Party Transactions.
We do not maintain separate bank accounts. The cash generated and used by our operations is deposited to our Parent’s centralized account which is commingled with the cash of other pipeline entities controlled by our Parent. Our Parent funds our operating and investing activities as needed. Accordingly, we did not record any cash and cash equivalents held by our Parent on our behalf for any period presented. We reflected the cash generated by our operations and expenses paid by our Parent on behalf of our operations as a component of net parent investment on the accompanying balance sheet, statement of changes in net parent investment, and net distributions to Parent on the accompanying statement of cash flows.
The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).
2.    Summary of Significant Accounting Policies
Net Parent Investment
In the accompanying balance sheet, net parent investment represents our Parent’s historical investment in us, our accumulated net earnings, and the net effect of transactions with, and allocations from our Parent.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying combined financial statements and notes. While management believes current estimates are reasonable and appropriate, actual results could differ from those estimates.
Revenue Recognition
Our revenues are primarily generated from the storage of petroleum products. In general, we recognize revenue from customers when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists; (2) delivery has occurred or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. We record revenue for storage services over the period in which they are earned (i.e. either physical delivery of product has taken place or the services designated in the contract have been performed). We accrue revenue based on services rendered but not billed for that accounting month.
Certain terminalling agreements at our Seattle and Des Plaines locations provide a minimum volume commitment to our customers. Under these contracts, our customers agree to store a minimum volume of petroleum products in our terminal system. If our customers do not meet the minimum contracted volume commitments under our terminalling agreements, we receive deficiency payments, which may impact the timing of cash flows.
Responsibility for Loss, Damage, or Contamination of Product
Product measurement adjustments occur as part of the normal operations associated with our terminals. If receipt, storage and/or delivery of a customer’s product into, or out of, one of our facilities results in evaporation and handling losses, the adjustments and accountability of such will be as follows: (a) the customer will absorb ordinary evaporation and handling losses up to a contractually agreed upon rate of annual throughput of product and (b) we are responsible for all ordinary evaporation and handling losses in excess of those contractually agreed upon rates. As of December 31, 2016, there were no losses in excess of the contractually agreed upon rates.
Property, Plant and Equipment
Our property, plant and equipment is recorded at its historical cost of construction or, upon acquisition, at either the fair value of the assets acquired or the historical carrying value to the entity that placed the assets in service. Expenditures for major renewals and betterments are capitalized while those minor replacement, maintenance, and repairs which do not improve or extend asset life are expensed when incurred. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs.
We use the straight-line method to depreciate property, plant and equipment based on the estimated useful life of the respective asset.
Asset Retirement Obligations
Asset retirement obligations represent legal and constructive obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and/or normal use of the asset. We record liabilities for obligations related to the retirement and removal of long-lived assets used in our business at fair value on a discounted basis when they are incurred and can be reasonably estimated. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when settled at the time the asset is taken out of service.
We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record. The demand for our storage services depends on the ongoing demand to store petroleum products in the terminal’s respective areas. Although individual assets will be replaced as needed, our assets will continue to exist for an indefinite useful life. As such, there is uncertainty around the timing of any asset retirement activities. As a result, we determined that there is not sufficient information to make a reasonable estimate of the asset retirement obligations for our assets and we have not recognized any asset retirement obligations as of December 31, 2016.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Impairment of Long-lived Assets
We evaluate long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management’s judgment, the carrying value of such assets may not be recoverable. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we perform an impairment assessment by comparing our management’s estimate of forecasted undiscounted future cash flows associated with the asset to the asset’s net book value. If the net book value exceeds our estimate of forecasted undiscounted cash flows, an impairment is calculated as the amount the net book value exceeds the estimated discounted future cash flows associated with the asset. We determined that there were no asset impairments in 2016.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable represent valid claims against customers for products sold or services rendered, net of allowances for doubtful accounts. We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate. We establish provisions for losses on accounts receivable due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. Outstanding customer receivables are regularly reviewed for possible nonpayment indicators, and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date. There was no allowance for doubtful accounts as of December 31, 2016.
Taxes
For federal income tax purposes, we look at the parent entity that T&S corresponds to in order to identify the tax treatment. The terminals are held by a partnership, which for federal tax purposes is a flow through entity creating no federal taxes due.  The five product terminals are located in four different states: Illinois, Washington, Oregon, and Texas. For state tax purposes, Texas is the only state that charges an income tax at the partnership level.  We have included current income tax expense of $0.1 million for the year ended December 31, 2016. There are no deferred taxes related to Texas.
Pensions and Other Postretirement Benefits
We do not have our own employees. Employees who work on or at our terminals are employees of our Parent and we share employees with other Parent-controlled and non-controlled entities. For presentation of these accompanying combined financial statements, our portion of payroll costs and employee benefit plan costs have been allocated to us as a charge to us by Shell Oil Company. Shell Oil Company sponsors various employee pension and postretirement health and life insurance plans. For purposes of these accompanying combined financial statements, we are considered to be participating in multiemployer benefit plans of Shell Oil Company. We participate in the following defined benefit plans: Shell Oil Pension Plan, Alliance Pension Plan, Shell Oil Retiree Health Care Plan, and Pennzoil-Quaker State Retiree Medical & Life Insurance. As a participant in multiemployer benefit plans, we recognize as expense an allocation from Shell Oil Company, and we do not recognize any employee benefit plan assets or liabilities. See Note 5 - Related Party Transactions for total pension and benefit expenses under these plans.
Legal
We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. In general, we expense legal costs as incurred. When we identify specific litigation that is expected to continue for a significant period of time, is reasonably possible to occur and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for the best estimate in the range. To the extent actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Environmental Matters
We are subject to federal, state, and local environmental laws and regulations. Environmental expenditures are expensed or capitalized depending on their economic benefit. We expense costs such as permits, compliance with existing environmental regulations, remedial investigations, soil sampling, testing and monitoring costs to meet applicable environmental laws and regulations where prudently incurred or determined to be reasonably possible in the ordinary course of business. We are permitted to recover such expenditures through tariff rates charged to customers. We also expense costs relating to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable. The amount and timing of settlement in respect of these provisions are dependent on various factors that are not always within management’s control.
We recognized environmental liabilities related to the Portland and Seattle terminals. These liabilities totaled $6.7 million as of December 31, 2016.
We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our statement of operations in the period in which they are probable and reasonably estimable.
Other Contingencies
We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the best estimate in the range is accrued.
Fair Value Estimates
We measure assets and liabilities requiring fair value presentation or disclosure using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:
Level 1: Quoted prices in an active market for identical assets or liabilities.
Level 2: Inputs other than quoted prices that are directly or indirectly observable.
Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.
We classify the fair value of an asset or liability based on the lowest level of input significant to its measurement. A fair value initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement, or corroborating market data becomes available. Asset and liability fair values initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable.
The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to their short term nature. Reviews of estimated long-term environmental liabilities and the discount rate applied are carried out annually.
Comprehensive Income
We have not reported comprehensive income due to the absence of items of other comprehensive income during the period

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
presented.
3.    Recent Accounting Pronouncements
In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-01 to topic 805, Business Combinations, to clarify the definition of a business and to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This provision is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption of this guidance is permitted. The revised definitions provided in this update will be applied to future transactions upon adoption.
In February 2016, the FASB issued ASU 2016-02 to topic 842, Leases, which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. This update also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. This provision is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect that adopting this new standard will have on our combined financial statements and related disclosures.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under GAAP. The update's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are evaluating our existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements. The update is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. The update allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements. We have not yet selected a transition method nor have we determined the effect of the update on our results of operations, financial position or cash flows.
4. Property, Plant and Equipment
Property, plant and equipment consist of the following as of the dates indicated (in millions of dollars):

		December 31,
	Depreciable life	2016
Land		$6.2
Pipeline and equipment	10 - 30 years	166.5
		172.7
Accumulated depreciation		(63.9)
Total property, plant and equipment		108.8
Construction in progress		7.7
Total property, plant and equipment, net		$116.5

5.	Related Party Transactions
Related party transactions included transactions with our Parent and our Parent’s affiliates, including those entities in which our Parent has an ownership interest, but does not have control.
Cash Management Program
We participate in the Parent’s centralized cash management and funding system. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for the Parent. As part of this program, the Parent maintains all cash generated by our operations and cash required to meet our operating and investing needs is provided by the Parent as necessary. Net cash generated by or used by our operations is reflected as a component of net parent investment on the accompanying balance sheet and as net distributions to Parent on the accompanying statement of cash flows.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

All significant intercompany transactions between us and our Parent have been included in these accompanying combined financial statements and are considered to be effectively settled for cash in the accompanying combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to the Parent and therefore is reflected in the accompanying statement of cash flows as a financing activity, in the accompanying statement of change in net parent investment as net distributions to Parent and in the accompanying balance sheets as net parent investment.
Related Party Revenues and Expenses
Historically, our Parent and its related parties performed certain services which directly and indirectly supported our operations. Personnel and operating costs incurred by our Parent on our behalf were charged to us and are included in either general and administrative expenses or operations and maintenance expenses, depending on the nature of the employee’s role in our operations in the accompanying statement of operations. Our Parent also performs certain general corporate functions for us related to finance, legal, information technology, human resources, communications, ethics and compliance, and other shared services. During 2016 we were allocated $10.5 million, of indirect general corporate expenses incurred by our Parent, which are included within general and administrative expenses in the accompanying statement of operations. These allocated corporate costs relate primarily to the wages and benefits of our Parent and employees that support our operations.
We are covered by the insurance policies of our Parent. As of December 31, 2016, our allocated prepaid insurance balance was $0.1 million. Our insurance expense was $0.2 million for the year ended December 31, 2016, which was included within operations and maintenance expenses in the accompanying statement of operations.
Gains Related to Ethanol Injections
Gains resulting from ethanol injections occur during our normal terminal operations at Des Plaines, Seattle, Anacortes, and Portland. We receive a transfer fee from a related party based on a set percentage per barrel of throughput volume applied to an agreed upon rate, resulting in a gain of $2.8 million for year ended December 31, 2016. This is included within the related party transportation revenue line item on our statement of operations.
Pension and Retirement Savings Plans
Employees who directly or indirectly support our operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by our Parent, which includes other Parent subsidiaries. Our share of pension and postretirement health and life insurance costs for the year ended December 31, 2016 was $2.0 million. Our share of defined contribution plan costs for the year ended December 31, 2016 was $0.8 million. Pension and defined contribution benefit plan expenses are included in either general and administrative expenses or operations and maintenance expenses in the accompanying statement of operations, depending on the nature of the employee’s role in our operations.
6.    Transactions with Major Customers and Concentration of Credit Risk
Our Parent and our Parent’s affiliates accounted for 73.8% of our total revenues for the year ended December 31, 2016. No third party customer generated revenue greater than 10.0% in 2016.
No third party customer accounted for accounts receivable greater than 10.0% in 2016.
We have a concentration of revenues and accounts receivable due from customers in the same industry, our Parent’s affiliates, integrated oil companies, and independent petroleum product retailers. Our assets are located in the Pacific Northwest, Texas and Illinois. These concentrations of customers and location may impact our overall exposure to credit risk as they may be similarly affected by changes in economic, regulatory and other factors. We are potentially exposed to concentration of credit risk primarily through our accounts receivable with our Parent. These receivables have payment terms of 30 days or less. Our Parent has an investment grade credit rating and no history of collectability issues. We manage our exposure to credit risk through credit analysis, credit limit approvals and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. As of December 31, 2016, there were no such arrangements.

Exhibit 99.6

TRADING & SUPPLIES TERMINALS
NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7.    Commitments and Contingencies
Legal Proceedings
Our Parent and certain affiliates are named defendants in lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we do not expect the ultimate resolution of these matters will have a material adverse effect on our financial position, operating results, or cash flows.
Environmental Matters
T&S has been identified by US Environmental Protection Agency (“EPA”) as a “potentially responsible party” at a federal Superfund site related to the Portland terminal. After an assessment of environmental exposures for cleanup and other costs, we make accruals on an undiscounted basis for planned investigation and remediation activities for sites where it is probable future costs will be incurred and these costs can be reasonably estimated. We expect to incur a substantial amount of these expenditures within the next thirty years. Although liability of those potentially responsible for environmental remediation costs is generally joint and several for federal sites and frequently so for state sites, we are usually only one of many companies alleged to have liability at a particular site. Due to such joint and several liabilities, we could be responsible for all cleanup costs related to any site at which we have been designated as a potentially responsible party. We have been successful to date in sharing cleanup costs with other financially sound companies. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess the site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or may attain a settlement of liability. Where it appears that other potentially responsible parties may be financially unable to bear their proportional share, we consider this inability in estimating our potential liability, and we adjust our accruals accordingly.
At December 31, 2016, our total environmental accrual was $6.7 million.
8.    Leases
On April 4, 2016, we entered into a four year storage lease agreement with Shell Oil Products United States with an estimated nominal value of $95.6 million and a net present value of $49.1 million. The storage lease agreement is for a term of four years and three months with an inception date of June 1, 2016 and an end date of August 31, 2020. We accounted for the storage lease agreement as an operating lease. As this is an operating agreement with payments received as the contract is fulfilled, revenue for 2016 is approximately $13.1 million, $22.5 million annually for years 2017-2019, and $15.0 million in 2020.

	Total	2016	2017	2018	2019	2020
Operating leases	$95.6	13.1	22.5	22.5	22.5	15.0
9.    Subsequent Event(s)
We have performed an evaluation of subsequent events through November 13, 2017 which is the date the combined financial statements were issued.